                               EXHIBIT (A)(1)(A)

                          OFFER TO PURCHASE FOR CASH
                                 (THE "OFFER")
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      AND
        ALL OUTSTANDING SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK
                                      AND
            ALL OUTSTANDING CLASS A COMMON STOCK PURCHASE WARRANTS
                              (THE "SECURITIES")

                                      OF

                        AMERICAN COUNTRY HOLDINGS INC.
                                (THE "COMPANY")
                                      AT
                          $2.10 NET PER COMMON SHARE

                      $12.00 NET PER PREFERRED SHARE AND

             $0.175 NET PER CLASS A COMMON STOCK PURCHASE WARRANT

                                      BY

                             KFS ACQUISITION CORP.
                              (THE "PURCHASER"),
                         A WHOLLY-OWNED SUBSIDIARY OF

                       KINGSWAY FINANCIAL SERVICES INC.
                                 ("KINGSWAY")

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 1, 2002, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS SUBJECT TO A NUMBER OF IMPORTANT CONDITIONS, INCLUDING, AMONG OTHER THINGS (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER COMMON AND PREFERRED STOCK REPRESENTING, TOGETHER WITH STOCK OWNED BY KINGSWAY AND ITS SUBSIDIARIES, AT LEAST A MAJORITY OF THE VOTING STOCK OF THE COMPANY; (2) KINGSWAY AND THE PURCHASER BEING SATISFIED THAT THE RESTRICTIONS ON BUSINESS COMBINATIONS CONTAINED IN SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW WOULD NOT APPLY TO KINGSWAY OR THE PURCHASER IN CONNECTION WITH THE OFFER OR THE PROPOSED MERGER, AS DESCRIBED FURTHER HEREIN; AND (3) ALL INSURANCE REGULATORY APPROVALS, INCLUDING THAT OF THE ILLINOIS DIRECTOR OF INSURANCE, HAVING BEEN OBTAINED. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING. THE BOARD OF DIRECTORS OF THE COMPANY HAS NOT APPROVED THE OFFER OR OTHERWISE COMMENTED ON IT AS OF THE DATE OF THIS OFFER TO PURCHASE.

                                   IMPORTANT

  If you wish to tender all or any part of your Securities, prior to the expiration date of the Offer you should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal included with this Offer to Purchase, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the depositary for the Offer and either deliver the certificates for such Securities to the depositary for the Offer along with the Letter of Transmittal (or a facsimile thereof) or deliver such Securities pursuant to the procedures for book-entry transfers set forth in "The Offer--Procedure for Tendering Securities" of this Offer to Purchase, or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have Securities registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Securities.

  If you desire to tender your Securities and your certificates for such Securities are not immediately available, or you cannot comply with the procedures for book-entry transfers described in this Offer to Purchase on a timely basis, you may tender such Securities by following the procedures for guaranteed delivery set forth in "The Offer--Procedure for Tendering Securities." A summary of the principal terms of the Offer appears on pages 1 through 5 of this Offer to Purchase. If you have questions about the Offer, you may call Mellon Investor Services LLC, the Information Agent for the Offer, or Advest, Inc., the Dealer Manager for the Offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. You can also obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery from the Information Agent, or from your broker, dealer, commercial bank, trust company or other nominee.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

February 27, 2002

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY TERM SHEET........................................................   1
INTRODUCTION..............................................................   6
THE OFFER.................................................................   8
1.Terms of the Offer; Expiration Date.....................................   8
2.Extension of Tender Period; Termination; Amendment......................   9
3.Acceptance for Payment and Payment......................................  10
4.Procedure for Tendering Securities......................................  11
5.Withdrawal Rights.......................................................  13
6.Certain United States Federal Income Tax Considerations.................  13
7.Price Range of Common Shares............................................  15
8.Certain Information Concerning the Company..............................  15
9.Certain Information Concerning Purchaser and Kingsway...................  16
10.Source and Amount of Funds.............................................  17
11.Background of the Offer................................................  17
12.Purpose and Structure of the Offer; Plans for the Company; Appraisal
 Rights...................................................................  19
13. Effect of the Offer on the Market for the Securities; Stock Exchange
    Listing(s);
    Registration under the Exchange Act...................................  20
14.Dividends and Distributions............................................  21
15.Conditions to the Offer................................................  22
16.Certain Legal Matters; Regulatory Approvals............................  25
17.Fees and Expenses......................................................  28
18.Miscellaneous..........................................................  29
SCHEDULE I................................................................  30
DIRECTORS AND EXECUTIVE OFFICERS OF KINGSWAY AND PURCHASER................  30

                              SUMMARY TERM SHEET

  This summary term sheet is a brief description of the Offer being made by Kingsway Financial Services Inc. ("Kingsway") through KFS Acquisition Corp. (the "Purchaser"), an indirect wholly-owned subsidiary of Kingsway, to purchase all of the issued and outstanding Common Shares, Preferred Shares, and Class A Warrants (each as defined below) of American Country Holdings Inc. (the "Company"), at a price of $2.10 per Common Share, $12.00 per Preferred Share and $0.175 per Class A Warrant, in each case net to the seller in cash, without interest. In the event there are any accrued and unpaid dividends on the Preferred Shares on the date this Offer expires, upon our payment of the purchase price for the Shares the holders of Preferred Shares will receive an additional amount per Preferred Share (the "Accrued Dividend Amount") equal to $1.20 for every $1.00 of accrued and unpaid dividends.

  The following are some of the questions you, as a stockholder of the Company, may have and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete, and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES? WHY?

  Our name is Kingsway Financial Services Inc. We are an Ontario corporation and are making the Offer through our indirect wholly-owned subsidiary, KFS Acquisition Corp., a Delaware corporation, which was formed for the purpose of making a tender offer for the Securities. The tender offer is one step in our plan to acquire all of the outstanding Securities (as defined below). Our principal address is 5310 Explorer Drive, Mississauga, Ontario, Canada L4W 5H8 and our telephone number is (905) 629-7888.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

  We are seeking to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Common Shares"). On the date of this Offer to Purchase, Kingsway beneficially owns 555,471 Common Shares through three of its subsidiaries, not including Common Shares issuable upon conversion of the Preferred Shares described below. Each of these subsidiaries will tender their Common Shares to the Purchaser in the Offer. The Company's last public disclosure stated that as of November 9, 2001, there were 9,613,503 Common Shares outstanding.

  We are also seeking to purchase all of the issued and outstanding Series A Convertible Preferred Stock, par value $0.10 per share, of the Company (the "Preferred Shares"). On the date of this Offer to Purchase, Kingsway beneficially owns 100,000 Preferred Shares through three of its subsidiaries, which shares are convertible into 571,429 Common Shares. Each of these subsidiaries will tender their Preferred Shares to the Purchaser in the Offer. The Company's last public disclosure stated that as of September 30, 2001, there were 305,000 Preferred Shares outstanding, which were convertible into 1,742,855 Common Shares.

  The Preferred Shares vote together with the Common Shares as a single class, on an as-converted basis. We refer to the Common Shares and the Preferred Shares together in this Offer to Purchase as the "Shares."

  We are also seeking to purchase all of the issued and outstanding Class A Common Stock Purchase Warrants of the Company (the "Class A Warrants" or simply the "Warrants"). On the date of this Offer to Purchase, Kingsway does not beneficially own any Class A Warrants. The Company's last public disclosure stated that as of September 30, 2001 there were 814,286 Class A Warrants outstanding, each allowing the holder to purchase one Common Share at a price of $1.925 through December 29, 2005.

  We refer to the Warrants and the Shares together in this Offer to Purchase as the "Securities."

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SECURITIES AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

  We are offering to pay:

  .  $2.10 per Common Share, net to you, in cash, without interest;

  . $12.00 per Preferred Share (which is the $10 stated value of a Preferred Share, divided by the currently applicable conversion price of $1.75 and multiplied by $2.10), plus any Accrued Dividend Amount as of the expiration of the Offer; and

  .  $0.175 per Class A Warrant,

in each case net to you in cash, without interest. If you tender your Securities to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Securities through a broker or other nominee, and your broker tenders your Securities on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

  Yes. We will need approximately $24 million to purchase all Securities pursuant to the Offer and to pay related fees and expenses. Since we will have more than $24 million in cash and working capital available to buy all of the Securities outstanding and pay related fees and expenses, the Offer is not subject to any financing condition.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

  Since we have sufficient cash and working capital to purchase the Securities and pay all fees relating to the Offer, the Offer is not subject to any financing condition. Therefore, we believe our financial condition is not material to your decision whether to tender in the Offer. If you would like additional information about our financial condition, please see "The Offer-- Certain Information Concerning Purchaser and Kingsway--Available Information."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

  You have until at least 12:00 Midnight, New York City time, on Monday, April 1, 2002, to decide whether to tender your Securities in the Offer. Further, if you cannot deliver everything required to make a valid tender to LaSalle Bank National Association, the depositary for the Offer, prior to such time, you may be able to use a guaranteed delivery procedure, which is described in "The Offer--Procedure for Tendering Securities."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

  We may, in our sole discretion, extend the Offer at any time or from time to time. We may extend, for instance, if any of the conditions specified in "The Offer--Conditions to the Offer" are not satisfied prior to the scheduled expiration date of the Offer.

  We may also elect to provide a "subsequent offering period" for the Offer. A subsequent offering period, if we include one, will be an additional period of time beginning after we have purchased Securities tendered during the Offer, during which holders may tender their Securities and receive payment for Securities validly tendered. If we decide to provide a subsequent offering period, we will make a public announcement of our decision. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See "The Offer--Terms of the Offer; Expiration Date."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  If we decide to extend the Offer, we will inform LaSalle Bank National Association, the depositary for the Offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

  The most significant conditions to the Offer are the following, any or all of which may be waived by Purchaser in its sole discretion:

  . that the Company's stockholders validly tender and do not withdraw prior to the expiration date of the Offer the number of Shares representing, together with the Shares owned by Kingsway and its subsidiaries, at least a majority of the total voting stock of the Company on a fully diluted basis (which we refer to as the Minimum Condition);

  . that Kingsway and the Purchaser shall be satisfied, in their sole discretion, that the restrictions on business combinations contained in
     Section 203 of the Delaware General Corporation Law (the "Delaware Takeover Statute") would not apply to Kingsway or the Purchaser in connection with the Offer or the Proposed Merger described in this Offer (as a result of action by the Company's board of directors, the ownership by Kingsway upon consummation of the Offer of at least 85% of the outstanding voting stock of the Company (other than Shares held by directors who are also officers and certain employee stock plans of the Company) or otherwise) (which we refer to as the Delaware Takeover Statute Condition);

  . that Kingsway and the Purchaser obtain all insurance regulatory approvals, including the approval of the Illinois Director of Insurance, necessary for their acquisition of control over the Company and its insurance subsidiaries on terms and conditions satisfactory to Kingsway and the Purchaser, in their sole discretion (which we refer to as the Insurance Regulatory Approval Condition); and

  . that the Company has not entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Purchaser's ability to acquire the Company or otherwise diminishing the expected economic value to Kingsway of the acquisition of the Company.

  For purposes of the Minimum Condition and the Delaware Takeover Statute Condition, Kingsway and its subsidiaries own approximately 9.92% of the outstanding voting stock of the Company. For a complete list of the conditions to the Offer, see "The Offer--Conditions to the Offer." The Offer is not conditioned upon the Purchaser obtaining financing.

HOW DO I TENDER MY SECURITIES?

  To tender Shares or Warrants, you must deliver the certificates representing your Shares or Warrants, together with a completed Letter of Transmittal, to LaSalle Bank National Association, the depositary for the Offer, not later than the time the Offer expires. If your Common Shares are held in street name by your broker, dealer, commercial bank, trust company or other nominee, such nominee can tender your Common Shares through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the depositary prior to the expiration date of the Offer, you may have a limited amount of additional time by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three trading days after the expiration of the Offer. However, the depositary must receive the missing items within that three trading day period. See "The Offer--Procedures for Tendering Securities."

UNTIL WHAT TIME CAN I WITHDRAW TENDERED SECURITIES?

  You can withdraw tendered Securities at any time until the Offer has expired. After the Offer has expired, if we have not agreed to accept your Securities for payment by April 27, 2002, you can withdraw them at any time after such date until we accept Securities for payment. If we decide to provide a subsequent offering period, we will accept Securities tendered during that period immediately and thus you will not be able to withdraw Securities tendered in the Offer during any subsequent offering period. See "The Offer--Withdrawal Rights."

HOW DO I WITHDRAW TENDERED SECURITIES?

  To withdraw Securities, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to LaSalle Bank National Association, the depositary for the Offer, while you have the right to withdraw the Securities. See "The Offer--Withdrawal Rights."

WHEN AND HOW WILL I BE PAID FOR MY TENDERED SECURITIES?

  Subject to the terms and conditions of the Offer, we will pay for all validly tendered and not withdrawn Securities promptly after the expiration date of the Offer, subject to the satisfaction or waiver of the conditions to the Offer, as set forth in "The Offer--Condition to the Offer." We will pay for your validly tendered and not withdrawn Securities by depositing the purchase price with LaSalle Bank National Association, the depositary for the Offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Securities will be made only after timely receipt by LaSalle Bank National Association of certificates for such Securities (or of a confirmation of a book-entry transfer of such Securities as described in "The Offer--Procedure for Tendering Securities"), a properly completed and duly executed Letter of Transmittal and any other required documents for such Securities.

WHAT DOES THE BOARD OF DIRECTORS OF THE COMPANY THINK OF THIS OFFER?

  The board of directors of the Company has not approved the Offer or otherwise commented on it as of the date of this Offer to Purchase. Within 10 business days after the date of this Offer to Purchase, the Company is required to publish, send or give to you (and file with the Securities and Exchange Commission ("SEC")) a statement as to whether it recommends acceptance or rejection of this Offer, that it has no opinion with respect to this Offer or that it is unable to take a position with respect to this Offer.

WILL THE OFFER BE FOLLOWED BY A MERGER?

  Upon consummation of the Offer, and assuming that the Minimum Condition, the Delaware Takeover Statute Condition, the Insurance Regulatory Approval Condition and the other conditions described in this document are satisfied, we intend to consummate the Proposed Merger, which is a second-step merger in which Purchaser is expected to be merged with and into the Company with the Company continuing as the surviving corporation and a wholly-owned indirect subsidiary of Kingsway. Additionally, if we accept for payment and pay for the number of Shares that represent, together with Shares owned by Kingsway and its subsidiaries, at least 90% of each class of stock entitled to vote on a merger (including both the Common Shares and the Preferred Shares), we would have sufficient voting power to approve the Proposed Merger without the affirmative vote of any other stockholder of the Company. If the Proposed Merger takes place, Kingsway will own all of the Shares and all remaining stockholders (other than Kingsway, Purchaser, or other subsidiaries of Kingsway) will receive, for each Share they hold (including Shares received upon the exercise of Warrants), the same cash price paid under the terms of the Offer, subject to any appraisal rights properly exercised under Delaware law. If the Proposed Merger takes place, warrantholders not tendering in the Offer will be entitled to receive cash on exercise of their Warrants in an amount equal to the cash they would have received in the Proposed Merger if they had exercised their Warrants immediately prior to the Proposed Merger.

WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

  No. Following the purchase of Securities in the Offer we expect to consummate the Proposed Merger. If and when the Proposed Merger takes place, the Company will no longer be publicly traded. Even if for some reason the Proposed Merger does not take place, if we purchase all the tendered Securities, there may be so few remaining stockholders and publicly held Common Shares that:

  . the Common Shares will no longer be eligible to be traded on the Nasdaq Small Cap Market or any securities exchange;

  . there may not be an active public trading market, or, possibly, any public trading market, for the Common Shares; and

  . the Company may cease making filings with the SEC or otherwise cease being subject to the SEC rules relating to publicly held companies.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SECURITIES?

  If the Proposed Merger takes place, stockholders not tendering in the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer, subject to any appraisal rights properly exercised under Delaware law. Therefore, if the Proposed Merger takes place and you do not exercise appraisal rights, the only difference to you between tendering your Securities and not tendering your Securities is that you will be paid earlier if you tender your Securities. If the Proposed Merger does not take place, warrantholders not tendering in the Offer will be entitled to receive cash on exercise of their Warrants in an amount equal to the cash they would have received in the Proposed Merger if they had exercised their Warrants immediately prior to the Proposed Merger. However, if the Proposed Merger does not take place and the Offer is consummated, the number of securityholders and Securities that are still in the hands of the public may be so small that there will no longer be an active public trading market, or, possibly, any public trading market, for the Common Shares, which may affect prices at which Common Shares trade. Also, as described above, the Company may cease making filings with the SEC or otherwise cease being subject to the SEC rules relating to publicly held companies.

ARE APPRAISAL RIGHTS AVAILABLE IN EITHER THE OFFER OR THE PROPOSED MERGER?

  Appraisal rights are not available in the Offer. If the Proposed Merger is consummated, holders of Shares at the effective time of that merger who do not vote in favor of, or consent to, the Proposed Merger will have rights under
Section 262 of the Delaware General Corporation Law to demand appraisal of their Shares. Under Section 262, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Proposed Merger, and to receive payment of that fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Proposed Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Proposed Merger. Appraisal rights will not be available with respect to the Warrants.

WHAT IS THE MARKET VALUE OF MY SECURITIES AS OF A RECENT DATE?

  Between October 1, 2001 and February 27, 2002, the bid prices per Common Share reported on the Nasdaq Small Cap Market ranged between $1.10 and $1.90. On February 19, 2002, which is the last full day on which the Common Shares traded before we announced our intention to acquire the Company, the closing price of a Common Share was $1.38. Neither the Preferred Shares nor the Class A Warrants are publicly traded. We advise you to obtain a recent quotation for Securities before deciding whether to tender your Securities.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

  You can call Mellon Investor Services LLC at (888) 509-7935 (toll free) or Advest, Inc. at (212) 484-3885. Mellon Investor Services LLC is acting as the Information Agent and Advest, Inc. is acting as the Dealer Manager for the Offer. See the back cover of this Offer to Purchase.

To the Holders of Shares and Warrants of American Country Holdings Inc.:

                                 INTRODUCTION

  We are Kingsway Financial Services Inc., an Ontario corporation ("Kingsway"). Through our indirect wholly-owned subsidiary KFS Acquisition Corp., a Delaware corporation ("Purchaser"), we hereby offer to purchase all of the issued and outstanding Common Stock, par value $0.01 per share (the "Common Shares"), all of the issued and outstanding Series A Convertible Preferred Stock, par value $0.10 per share (the "Preferred Shares"), and all of the issued and outstanding Class A Common Stock Purchase Warrants (the "Class A Warrants" or simply the "Warrants") of American Country Holdings Inc., a Delaware corporation (the "Company"), at the price of $2.10 per Common Share, $12.00 per Preferred Share and $0.175 per Class A Warrant, in each case net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the "Offer"). In the event there are any accrued and unpaid dividends on the Preferred Shares on the date the Offer expires, upon payment of the purchase price for the Shares the holders of tendered Preferred Shares will be paid an additional amount per Preferred Share (the "Accrued Dividend Amount") equal to $1.20 for every $1.00 of accrued and unpaid dividends on such shares at the expiration of the Offer.

  We refer to the Common Shares and the Preferred Shares together in this document as the "Shares." We refer to the Shares and the Warrants together in this document as the "Securities."

  If you tender your Securities to us in the Offer, you will not be obligated to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Securities pursuant to the Offer. If you own your Securities through a broker or other nominee, and your broker tenders your Securities on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. We will pay all charges and expenses of LaSalle Bank National Association (the "Depositary"), Mellon Investor Services LLC (the "Information Agent") and Advest, Inc. (the "Dealer Manager") incurred in connection with the Offer. See "The Offer--Fees and Expenses."

  The purpose of the Offer and the proposed second-step merger is to enable Kingsway to acquire control of, and the entire equity interest in, the Company. Assuming the conditions to the Offer (including the Delaware Takeover Statute Condition) are met, Kingsway currently intends, as soon as practicable following consummation of the Offer, to seek to have Purchaser consummate a merger with and into the Company (the "Proposed Merger"), with the Company continuing as the surviving corporation and a wholly-owned indirect subsidiary of Kingsway. Pursuant to the Proposed Merger, at the effective time of the Proposed Merger (the "Effective Time"), each then remaining Share outstanding (other than Shares owned by Kingsway, Purchaser or other subsidiaries of Kingsway, all of which will be cancelled, and other than Shares that are held by stockholders, if any, who properly exercise their appraisal rights under the Delaware General Corporation Law (the "DGCL")) would be converted into the right to receive $2.10 per Common Share, or $12.00 per Preferred Share (plus any Accrued Dividend Amount at the date the merger is effective), net to the seller in cash, without interest (the "Merger Consideration"). Each holder of Warrants will be entitled to receive, upon payment of the exercise price of the Warrant, the cash consideration that the holder would have received for the Common Shares received upon exercise of the Warrant, if the holder had exercised the Warrant immediately prior to the Proposed Merger.

  The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration date of the Offer the number of Shares representing, together with the Shares owned by Kingsway and its subsidiaries, at least a majority of the total voting stock of the Company on a fully diluted basis (the "Minimum Condition"), (2) Kingsway and the Purchaser being satisfied, in their sole discretion, that the restrictions on business combinations contained in Section 203 of the DGCL (the "Delaware Takeover Statute") would not apply to Kingsway or the Purchaser in connection with the Offer or the Proposed Merger

(as a result of action by the Company's board of directors, the ownership by Kingsway upon consummation of the Offer of at least 85% of the outstanding voting stock of the Company (other than shares held by directors who are also officers and certain employee stock plans of the Company) or otherwise) (the "Delaware Takeover Statute Condition"), (3) Kingsway and the Purchaser having obtained all insurance regulatory approvals necessary for their acquisition of control over the Company and its insurance subsidiaries on terms and conditions satisfactory to Kingsway and the Purchaser, in their sole discretion (the "Insurance Regulatory Approval Condition"). These and any other conditions to the Offer may be waived by Kingsway and Purchaser in their sole discretion. The Offer is also subject to other conditions. See "The Offer--Conditions to the Offer" and "The Offer--Certain Legal Matters; Regulatory Approvals--Insurance Regulatory Approval Condition" and "The Offer--The Delaware Takeover Statute Condition."

  In the event the Offer is terminated or not consummated, or after the expiration of the Offer and pending the consummation of the Proposed Merger, in accordance with applicable law and any merger agreement that it may enter into with the Company, Kingsway may explore any and all options which may be available. In this regard, and after expiration or termination of the Offer, Kingsway may seek to acquire additional Securities, through open market purchases, block trades, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as Kingsway may determine, which may be more or less than the price offered or paid per Share or Warrant pursuant to the Offer and could be for cash or other consideration.

  THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF STOCKHOLDERS OF THE COMPANY OR A SOLICITATION OF AGENT DESIGNATIONS TO CALL A SPECIAL MEETING OF STOCKHOLDERS OF THE COMPANY. ANY SOLICITATION OF PROXIES WHICH PURCHASER OR KINGSWAY MIGHT MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF
SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "EXCHANGE ACT").

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

                                   THE OFFER

1.TERMS OF THE OFFER; EXPIRATION DATE.

  On the terms and subject to the conditions set forth in this Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for all Securities that are validly tendered prior to the Expiration Date and not properly withdrawn.

  "Expiration Date" means 12:00 Midnight, New York City time, on Monday, April 1, 2002, unless we extend the period of time for which the Offer is open, in which event "Expiration Date" means the latest time and date at which the Offer, as so extended, shall expire.

  The Offer is conditioned upon, among other things, (1) the Minimum Condition having been satisfied, (2) the Delaware Takeover Statute Condition having been satisfied, and (3) the Insurance Regulatory Approval Condition having been satisfied. The Offer is also subject to other conditions as described in "The Offer--Conditions to the Offer." If any such condition is not satisfied, we may: (a) terminate the Offer and return all tendered Securities; (b) extend the Offer and, subject to certain conditions and to your withdrawal rights as set forth in "The Offer--Withdrawal Rights," retain all Securities until the expiration date of the Offer as so extended; (c) waive or amend the condition and, subject to any requirement to extend the period of time during which the Offer must remain open, purchase all Securities validly tendered prior to the Expiration Date and not withdrawn or (d) delay acceptance for payment or payment for Securities, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. For a description of our right to extend, amend, delay or terminate the Offer, see "The Offer--Extension of Tender Period; Termination; Amendment," and "The Offer--Conditions to the Offer."

  For a fuller description of the Insurance Regulatory Condition and the Delaware Takeover Statute Condition, see "The Offer--Conditions to the Offer" and "The Offer--Certain Legal Matters; Regulatory Approvals--The Insurance Regulatory Approval Condition" and "--The Delaware Takeover Statute Condition."

  Under Exchange Act Rule 14d-11, Purchaser may, subject to certain conditions, provide a subsequent offering period of from three to 20 business days in length following the expiration of the Offer on the Expiration Date. A subsequent offering period would be an additional period of time, following the expiration of the Offer and the purchase of Securities in the Offer, during which stockholders and warrantholders may tender Securities not tendered in the Offer. A subsequent offering period, if one is included, is not an extension of the Offer, which already will have been completed.

  Purchaser does not currently intend to include a subsequent offering period in the Offer, although it reserves the right to do so in its sole discretion. Under Exchange Act Rule 14d-7, no withdrawal rights apply to Securities tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Securities tendered in the Offer and accepted for payment. Purchaser will pay the same consideration to stockholders tendering Securities in the Offer or in a subsequent offering period, if it includes one.

  On the date of this Offer to Purchase, Kingsway beneficially owns:

  . 555,471 Common Shares (none of which are owned of record by the Purchaser), not including the Common Shares issuable on conversion of Preferred Shares we beneficially own; and

  . 100,000 Preferred Shares (none of which are owned of record by the Purchaser) which are convertible into 571,429 Common Shares.

  According to the Company's Amended Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 30, 2001, there were:

  .  9,613,503 Common Shares outstanding as of November 9, 2001;

  . 305,000 Preferred Shares outstanding as of September 30, 2001, convertible into (and entitled to the votes equivalent to) 1,742,855 Common Shares;

  . 1,425,054 options to purchase Common Shares outstanding at September 30, 2001 under the Company's stock option plan with exercise prices ranging from $2.18 per share to $13.00 per share;

  . 814,286 Class A Warrants outstanding at September 30, 2001, each allowing the holder to purchase one Common Share at an exercise price of $1.925 through December 29, 2005; and

  . 2,019,424 Common Stock Purchase Warrants (the "Common Warrants") outstanding, each allowing the holder to purchase 0.5475 Common Shares at a price of $7.32 through August 2002.

  Neither Kingsway nor any of its affiliates beneficially owns any Class A Warrants or Common Warrants as of the date of this Offer to Purchase. We are not offering to purchase any of the Common Warrants in this Offer.

2.EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

  We reserve the right to extend the Expiration Date, in our sole discretion, if at the scheduled Expiration Date any of the conditions to the Offer have not been satisfied or waived. We also have the right to extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the SEC Staff applicable to the Offer or any period required by applicable law. We expressly reserve the right to waive any of the conditions to the Offer, to make any change in the terms of our conditions to the Offer and to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act.

  If we increase or decrease the percentage of Securities being sought or increase or decrease the consideration to be paid for Securities pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer will be extended until the expiration of 10 business days from, and including, the date of such notice. If we make a material change in the terms of the Offer (other than a change in price or percentage of Securities sought) or in the information concerning the Offer, or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price or percentage of Securities sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. "Business day" means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

  Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement, in the case of an extension of the Offer to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes in the information published, sent or given to any stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcements other than by issuing a press release to the Dow Jones News Service.

  If we extend the time during which the Offer is open, or if we are delayed in accepting for payment or paying for Securities pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Securities on our behalf and those Securities may not be withdrawn except to the extent tendering securityholders are entitled to withdrawal rights as described herein under "The Offer-- Withdrawal Rights." However, our ability to delay the payment for Securities that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of the bidder's offer.

  Pursuant to Rule 14d-5 under the Exchange Act and Section 220 of the Delaware General Corporation Law, requests are being made to the Company for the use of the Company's stockholder lists, warrantholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares and Warrants. Upon compliance by the Company with such requests, this Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares and Warrants and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists for subsequent transmittal to beneficial owners of Shares and Warrants.

3.ACCEPTANCE FOR PAYMENT AND PAYMENT.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Securities that are validly tendered on or prior to the Expiration Date and not properly withdrawn pursuant to the Offer as soon as we are permitted to do so under applicable law, subject to the satisfaction or waiver of the conditions set forth in "The Offer--Conditions to the Offer." In addition, we reserve the right, subject to compliance with Rule 14e-1(c) under the Exchange Act, to delay the acceptance for payment or payment for Securities pending receipt of any regulatory or governmental approvals to the Offer as described under the caption "The Offer--Certain Legal Matters; Regulatory Approvals." For a description of our right to terminate the Offer and not accept for payment or pay for Securities or to delay acceptance for payment or payment for Securities, see "The Offer-- Extension of Tender Period; Termination; Amendment."

  For purposes of the Offer, we shall be deemed to have accepted for payment tendered Securities when, as and if we give oral or written notice of our acceptance to the Depositary. We will pay for Securities accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary. The Depositary will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Securities accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Securities (or, if applicable, of a confirmation of a book-entry transfer of such Securities into the Depositary's account at the Book-Entry Transfer Facility (as defined in "The Offer--Procedure for Tendering Securities")), a properly completed and duly executed Letter of Transmittal and any other required documents. Accordingly, payment may be made to tendering securityholders at different times if delivery of the Securities and other required documents occurs at different times. For a description of the procedure for tendering Securities pursuant to the Offer, see "The Offer--Procedure for Tendering Securities."

  Under no circumstances will we pay interest on the consideration paid for Securities pursuant to the Offer, regardless of any delay in making such payment. If we increase the consideration to be paid for Securities pursuant to the Offer, we will pay such increased consideration for all Securities of the same class purchased pursuant to the Offer.

  We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Securities tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Securities validly tendered and accepted for payment. If any tendered Securities are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Securities than are tendered, certificates for such unpurchased or untendered Securities will be returned (or, in the case of Securities tendered by book-entry transfer, such Securities will be credited to an account maintained at the Book-Entry Transfer Facility as defined below), without expense to you, as promptly as practicable following the expiration or termination of the Offer.

4.PROCEDURE FOR TENDERING SECURITIES.

  To tender Securities pursuant to the Offer, either (1) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase (A) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal and (B) certificates for the Securities to be tendered or delivery of such Securities pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent's Message (as defined below) if the tendering securityholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (2) the guaranteed delivery procedure described below must be complied with.

  The method of delivery of certificates for tendered Shares (the "Share Certificates") or Warrants (the "Warrant Certificates") and all other required documents, including delivery through the Book-Entry Transfer Facility (as defined below), is at the option and risk of the tendering securityholder, and the delivery will be deemed made only when actually received by the Depositary including, in the case of a book-entry transfer, by Agent's Message. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Book-Entry Delivery. The Depositary will establish an account with respect to the Common Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Common Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Common Shares may be effected through book-entry transfer, the Letter of Transmittal properly completed and duly executed together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation which such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  Preferred Shares and Class A Warrants may not be tendered by book-entry transfer.

  Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc. (each an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if such Securities are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If you wish to tender Securities pursuant to the Offer and cannot deliver such Share Certificates or Warrant Certificates and all other required documents to the Depositary by the Expiration Date, or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares or Warrants if all of the following conditions are met:

  .  such tender is made by or through an Eligible Institution;

  . a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by Purchaser is received by the Depositary (as provided below) by the Expiration Date; and

  . the Share Certificates or Warrant Certificates (or a confirmation of a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, if applicable), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with the required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is a day on which the Nasdaq Small Cap Market is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice. The method of delivery of Securities and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk, and the delivery will be deemed made only when actually received by the Depositary. If certificates for Shares or Warrants are sent by mail, we recommend registered mail with return receipt requested, properly insured.

  Back-up Withholding. Under the federal income tax laws, the Depositary will be required to withhold a portion of the amount of any payments made to certain securityholders pursuant to the Offer or the Proposed Merger. In order to avoid such back-up withholding, you must provide the Depositary with your correct taxpayer identification number ("TIN") and certify that you are not subject to such back-up withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Certain securityholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to back-up withholding. If a securityholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the holder and payment of cash to the holder pursuant to the Offer may be subject to back-up withholding. All securityholders tendering Shares or Warrants pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid back-up withholding. If you are a non-resident alien or foreign entity not subject to back-up withholding, you must give the Depositary a properly completed Form W-8BEN Certificate of Foreign Status or successor form in order to avoid backup withholding with respect to payments made to you.

  Grant of Proxy. By executing a Letter of Transmittal (or delivering an Agent's Message), you irrevocably appoint William G. Star and W. Shaun Jackson as your proxies in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Securities tendered and accepted for payment by us (and any and all other Shares, Warrants or other securities issued or issuable in respect of such Securities on or after the date of this Offer to Purchase). All such proxies are irrevocable and coupled with an interest in the tendered Securities. Such appointment is effective only upon our acceptance for payment of such Securities. Upon such acceptance for payment, all prior proxies and consents granted by you with respect to such Securities and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. We reserve the right to require that, in order for Securities to be validly tendered, immediately upon our acceptance for payment of such Securities, we are able to exercise full voting rights with respect to such Securities and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

  The foregoing proxies are effective only upon acceptance for payment of Securities pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Securities, for any meeting of the Company's stockholders, which will be made only pursuant to separate proxy solicitation materials complying with the Exchange Act.

  The tender of Securities pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (1) you own the Securities being tendered and
(2) you have the full power and authority to tender, sell, assign and transfer the Securities tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Securities tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Securities, upon the terms and subject to the conditions of the Offer.

  Validity. We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Securities, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Securities that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Securities. Our interpretation of the terms and conditions of the Offer will be final and binding. None of Kingsway, Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.WITHDRAWAL RIGHTS.

  You may withdraw tenders of Securities made pursuant to the Offer at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after April 27, 2002 unless such Securities are accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Securities pursuant to the Offer for any reason, or are unable to accept Securities for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Securities tendered, and such Securities may not be withdrawn except as otherwise provided in this section.

  To withdraw tendered Securities, a written or facsimile transmission notice of withdrawal with respect to the Securities must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Securities to be withdrawn and the class and number of Securities to be withdrawn and the name of the registered holder of Securities, if different from that of the person who tendered such Securities. If the Securities to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Securities tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Securities. In addition, such notice must specify, in the case of Securities tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Securities to be withdrawn or, in the case of Securities tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Securities. Withdrawals may not be rescinded, and Securities withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Securities may be re-tendered by again following one of the procedures described in "The Offer--Procedures for Tendering Securities" at any time prior to the Expiration Date.

  We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

  If Purchaser provides a subsequent offering period following the Offer, no withdrawal rights will apply to Securities tendered during that subsequent offering period or to Securities tendered in the Offer and accepted for payment.

6.CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.

  The following summary of certain United States federal income tax consequences of the Offer and the Proposed Merger to United States Holders (as defined below) is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date of this Offer to Purchase, all of which may change, possibly with retroactive effect. This summary assumes that Securities are held as capital assets. It does not address all of the tax consequences that may be relevant to particular securityholders in light of their personal circumstances, or to other types of securityholders (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, "S" corporations, expatriates, tax-exempt organizations, Non-United States Holders (as defined below), persons who are subject to alternative minimum tax, persons who hold Securities as a position in a "straddle" or as part of a "hedging" or "conversion" transaction, persons that have a functional currency other than the United States dollar, or persons who acquired their Shares upon the exercise of stock options or otherwise as compensation). In addition, this discussion does not address any state, local or foreign tax consequences of the Offer or the Proposed Merger.

  WE URGE EACH HOLDER OF SECURITIES TO CONSULT ITS OWN TAX ADVISOR REGARDING THE UNITED STATES FEDERAL INCOME OR OTHER TAX CONSEQUENCES OF THE OFFER OR THE PROPOSED MERGER TO SUCH HOLDER.

  A "United States Holder" is a holder of Securities that for United States federal income tax purposes is (i) a citizen or resident of the United States;
(ii) a corporation or partnership created or organized in or under the laws of the United States or any State or the District of Columbia; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control. A "Non-United States Holder" is a holder of Securities other than a United States Holder.

  The receipt of cash in exchange of Securities pursuant to the Offer or the Proposed Merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who sells Securities pursuant to the Offer or receives cash in exchange for Securities pursuant to the Proposed Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder's adjusted tax basis in the Securities sold pursuant to the Offer or exchanged for cash pursuant to the Proposed Merger. Any such gain or loss would be long-term capital gain or loss if the holding period for the Securities exceeded one year.

  If the Proposed Merger is consummated, a United States Holder who exercises appraisal rights and receives cash in exchange for its Shares will generally recognize capital gain or loss equal to the difference between the cash received and the holder's adjusted tax basis in the Shares exchanged therefor.

  THE FOREGOING DOES NOT PURPORT TO BE AN ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO PARTICIPATION IN THE OFFER OR THE PROPOSED MERGER, AND IS NOT TAX ADVICE. THEREFORE, SECURITYHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF TENDERING INTO THE OFFER OR EXCHANGING SECURITIES PURSUANT TO THE PROPOSED MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

7.PRICE RANGE OF COMMON SHARES.

  The Common Shares are listed and principally traded on the Nasdaq Small Cap Market under the symbol "ACHI." The following table sets forth for the calendar quarters indicated the high and low bid prices per Common Share on the Nasdaq Small Cap Market based on published financial sources and the Company's SEC filings. The prices reported reflect inter-dealer quotations and may not represent actual transactions and do not include retail markups, markdowns or commissions.

                                                                  COMMON SHARES
                                                                  -------------
                                                                   HIGH   LOW
                                                                  -------------
     2000
     First Quarter............................................... $ 5.13 $ 2.25
     Second Quarter..............................................   3.88   2.38
     Third Quarter...............................................   3.63   2.13
     Fourth Quarter..............................................   3.63   1.75
     2001
     First Quarter............................................... $ 2.38 $ 1.88
     Second Quarter..............................................   2.21   1.81
     Third Quarter...............................................   2.06   1.66
     Fourth Quarter..............................................   1.75   1.10
     2002
     First Quarter (through February 25, 2002)................... $ 1.90 $ 1.35

  On May 8, 2000, the Company effected a one-for-four reverse stock split. Historical market prices other share-related information has been restated to reflect the reverse stock split.

  On February 19, 2002, which is the last day on which the Common Shares traded before we announced our intention to acquire the Company, the closing price of a Common Share of the Company was $1.38. We urge you to obtain current market quotations for the Common Shares.

  Neither the Preferred Shares nor the Class A Warrants are listed on any exchange, and there is no established trading market for the Preferred Shares or the Class A Warrants (except for limited or sporadic quotations).

8.CERTAIN INFORMATION CONCERNING THE COMPANY.

  General. The Company is a Delaware corporation, with principal executive offices at 222 North LaSalle Street, Chicago, Illinois 60601-1105. The telephone number of the Company's executive offices is (312) 456-2000. The Company is an insurance holding company which operates through its direct subsidiaries American Country Insurance Company ("American Country"), American Country Financial Services Corp. ("Financial Services"), American Country Professional Services Corp. ("Professional Services") and American Country Underwriting Agency Inc. ("Agency"). American Country is an Illinois domestic property and casualty insurance company that specializes in the underwriting and marketing of commercial property and casualty insurance for a focused book of business. American Country concentrates on types of insurance in which it has expertise: transportation and hospitality lines. Financial Services operates principally as a premium finance company. Professional Services operates principally as a third party claims administrator. Agency operates as an underwriting manager for other insurance companies.

  Available Information. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or free of charge at the Web site maintained by the SEC at http://www.sec.gov.

  Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although we have no knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, we take no responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

9.CERTAIN INFORMATION CONCERNING PURCHASER AND KINGSWAY.

  General. Purchaser is a Delaware corporation incorporated on February 12, 2002, with principal executive offices at 1515 Woodfield Road, Suite 820, Schaumburg, Illinois 60173. The telephone number of Purchaser's principal executive offices is (847) 619-7610. To date, Purchaser has engaged in no activities other than those incident to Purchaser's formation and the commencement of this Offer. Purchaser is an indirect wholly-owned subsidiary of Kingsway America Inc., which is in turn a wholly-owned subsidiary of Kingsway.

  Kingsway is an Ontario corporation with principal executive offices at 5310 Explorer Drive, Mississauga Ontario L4W 5H8, Canada. The telephone number of Kingsway's executive offices is (905) 629-7888. Kingsway was incorporated under the Business Corporations Act (Ontario) on September 19, 1989. Kingsway is a financial services holding company engaged in the business of property and casualty insurance.

  The name, business address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Kingsway and Purchaser and certain other information are set forth on Schedule I to this Offer to Purchase. Except as set forth in this Offer to Purchase, during the past two years, none of us, nor, to our best knowledge, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, none of the persons listed in Schedule I, nor any of their respective associates or majority-owned subsidiaries, beneficially owns any securities of the Company. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between us or any of our subsidiaries or, to our best knowledge, any of the persons listed in
Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Except as described in Schedule I, none of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

  As of the date of this Offer to Purchase, Kingsway beneficially owns 1,126,900 Common Shares through three subsidiaries, American Service Insurance Corporation, an Illinois corporation ("American Service"), Lincoln General Insurance Corporation, a Pennsylvania corporation ("Lincoln General") and Universal Casualty Company, an Illinois Corporation ("Universal Casualty"). American Service is the direct owner of 150,000 Common Shares and 20,000 Preferred Shares (convertible into 114,286 Common Shares). Lincoln General is the beneficial owner of 300,000 Common Shares and 40,000 Preferred Shares (convertible into 228,571 Common Shares). Universal Casualty is the direct owner of 300,000 Common Shares and 40,000 Preferred Shares

(convertible into 228,571 Common Shares). These Common Shares and Preferred Shares together represent approximately 11.06% of the outstanding Common Shares as of the last publicly filed quarterly report of the Company (calculated in accordance with Exchange Act Rule 13d-3). The Preferred Shares represent approximately 32.8% of the outstanding Preferred Shares outstanding as of the last publicly filed quarterly report of the Company. The Kingsway subsidiaries holding Shares will tender their Shares to the Purchaser in the Offer. The Shares beneficially owned by Kingsway represent approximately 9.92% of the voting stock of the Company on a fully diluted basis as of September 30, 2001. One of Kingsway's outside directors, Bernard Gluckstein, is the beneficial owner of 10,000 Common Shares of the Company. None of Kingsway, the Purchaser nor, to the best knowledge of Kingsway and the Purchaser, any of the persons listed on Schedule I to this Offer to Purchase, or any associate or majority owned subsidiary of Kingsway, the Purchaser or any person so listed, has effected any transactions in the Securities during the past 60 days. American Services' address is 9801 West Higgins Road, 8th Floor, Rosemount, Illinois 60018. Lincoln General's address is 3350 Whiteford Road, York, Pennsylvania 17402. Universal Casualty's address is 7280 North Caldwell, Niles, Illinois 60714.

  Available Information. Kingsway is subject to the informational requirements of the Exchange Act that are applicable to a foreign private issuer, and in accordance therewith files periodic reports and other information with the SEC relating to its business, financial condition and other matters. Kingsway, as a foreign private issuer, is exempt from Exchange Act rules regarding the content and furnishing of proxy statements to shareholders and relating to short swing profits reporting and liability. Reports and other information filed with the SEC by Kingsway may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Kingsway's shares are listed on the Toronto Stock Exchange and the New York Stock Exchange. Reports and other information concerning Kingsway are also available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

10.SOURCE AND AMOUNT OF FUNDS.

  We will need approximately $24 million to purchase all of the outstanding Securities pursuant to the Offer and to pay related fees and expenses. Purchaser intends to obtain all funds needed for the Offer and the Proposed Merger through a capital contribution or a loan from Kingsway. Kingsway plans to provide the funds for such capital contribution or loan from its available cash and working capital. The Offer is not subject to any financing condition.

11. BACKGROUND OF THE OFFER.

  In early December, 2000, Martin Solomon, a director of the Company, contacted William Star, President and Chief Executive Officer of Kingsway, concerning the possible purchase by Kingsway of Preferred Shares pursuant to an offering (the "Offering") of Common Shares, Class A Warrants and Preferred Shares for which Janney Montgomery Scott LLC ("Janney Montgomery") was acting as placement agent. Mr. Star and Shaun Jackson, Executive Vice President and Chief Financial Officer of Kingsway, spoke with Mr. Solomon by telephone on several occasions in early December 2000 about the purchase of Preferred Shares pursuant to the Offering. Janney Montgomery provided Kingsway with copies of a Confidential Business Description Memorandum in connection with the Offering. On December 27, 2000, Kingsway acquired 100,000 Preferred Shares for an aggregate purchase price of $1,000,000 through its wholly-owned subsidiaries, American Service, Lincoln General and Universal Casualty. Lincoln General and Universal Casualty each acquired 40,000 Preferred Shares and American Service acquired 20,000 Preferred Shares. The Preferred Shares were acquired by the Kingsway subsidiaries for investment purposes.

  In June 2001, Mr. Solomon telephoned Mr. Star to determine if Kingsway would be interested in purchasing certain Common Shares held by Frontier Insurance Group ("Frontier"), with Mr. Solomon, Wilmer J. Thomas, a director of the Company, and certain other persons also purchasing shares. Messrs. Star and Jackson had subsequent telephone conversations with Mr. Solomon about purchasing some of the Common Shares. Mr. Star spoke with William Barrett of Janney Montgomery, who is also a director of the Company, on the telephone on a number of occasions during June 2001 concerning the purchase. On July 2, 2001, Kingsway, through its wholly-owned indirect subsidiaries, American Service, Lincoln General, and Universal Casualty, acquired 555,471 Common Shares from affiliates of Frontier Insurance Group at a price of $1.9035 per share through a cross trade executed by Janney Montgomery. The Common Shares were acquired by the Kingsway subsidiaries for investment purposes.

  On October 17, 2001, Mr. Star met with Messrs. Thomas and Solomon at Mr. Thomas' apartment in New York, New York, concerning the possible acquisition by Kingsway of all of the Shares held by Messrs. Thomas and Solomon. Messrs. Thomas and Solomon collectively owned (directly or through an affiliate) 5,102,408 Common Shares and 200,000 Preferred Shares. During the week of November 5, 2001, Mr. Thomas telephoned Mr. Star to continue discussions regarding the acquisition by Kingsway of all of the Shares held by Messrs. Thomas and Solomon.

  On November 12, 2001, Messrs. Star and Jackson, James Zuhlke, President of Kingsway America, Inc., an indirect wholly-owned subsidiary of Kingsway, met with John Dore, the President and a director of the Company, at the offices of American Service in Chicago to discuss the possible acquisition of the Company by Kingsway. Following this meeting with Mr. Dore, Mr. Star continued to discuss with Messrs. Thomas and Solomon the possible purchase of their Shares.

  On or about November 19, 2001, Mr. Star communicated by telephone to Messrs. Thomas and Solomon Kingsway's offer to purchase their Shares at a price of $1.85 per Share or to exchange one Kingsway Common Share for each six Common Shares. At that time, Messrs. Thomas and Solomon requested that Kingsway provide draft acquisition agreements for the purchase.

  On November 21, 2001, Kingsway's counsel, Edwards & Angell, LLP, circulated draft acquisition documents to Messrs. Thomas and Solomon. Kingsway's obligation to purchase the Shares held by Messrs. Thomas and Solomon and an affiliate of Mr. Thomas was conditioned upon receipt of required approval from the Illinois Director of Insurance (the "Insurance Director"). The acquisition documents circulated provided for the purchase of a total of 5,102,408 Common Shares and 200,000 Preferred Shares. After further negotiations among Mr. Star and Messrs. Thomas and Solomon by telephone during the week of November 19, 2001, on or about November 26, 2001, in a telephone conference with Mr. Thomas, Mr. Star increased the purchase price for the Thomas and Solomon Shares to $1.91 per Share but withdrew Kingsway's offer to exchange Shares for Kingsway Common Shares. Kingsway's revised offer remained conditional upon approval of the Insurance Director and in addition Kingsway conditioned its acquisition of the Shares upon the prior approval of the Board of Directors of the Company of the acquisition. Counsel to Kingsway and Mr. Thomas spoke by telephone on several occasions regarding comments upon the draft acquisition documents. Messrs. Solomon and Thomas were not able to obtain the required approval from the Company's Board and negotiations were suspended.

  In mid-December 2001, Mr. Star and Messrs. Solomon and Thomas spoke by telephone on a number of occasions regarding the purchase by Kingsway of the Shares of Solomon and Thomas. On or about December 23, 2001, on behalf of Kingsway, Mr. Star in separate telephone conversations with Messrs. Thomas and Solomon increased the offered purchase price to $2.00 per Share conditioned upon the Insurance Director's approval and there being no issuance of Common Shares or securities convertible into or exchangeable for Common Shares for a price of less than $2.00 share. Edwards & Angell, LLP, circulated revised drafts of the acquisition agreements on behalf of Kingsway to Messrs. Thomas and Solomon on December 28, 2001.

  Mr. Star spoke with Messrs. Solomon and Thomas by telephone in early January 2002 regarding approval by the Board of Directors of the Company of the acquisition of their shares by Kingsway. On January 16, 2002, Mr. Jackson spoke with Mr. Barrett, who indicated that the Board of Directors of the Company was not prepared to approve the acquisition of the Shares of Messrs. Thomas and Solomon by Kingsway.

  During the week of January 21, 2002, on behalf of Kingsway, Mr. Star in separate telephone conversations with Messrs. Thomas and Solomon increased the offered purchase price to $2.10 per Share conditioned upon the Insurance Director's approval, Board approval of the acquisition and there being no issuance of Common Shares or securities convertible into or exchangeable for Common Shares for a price of less than $2.10 share. During those telephone conferences Mr. Solomon agreed to poll the Board of Directors of the Company. On or about January 25, 2002, Messrs. Solomon and Thomas advised Mr. Star that the Board of Directors of the Company was unwilling to approve the acquisition by Kingsway of the Shares of Messrs. Thomas and Solomon.

12.PURPOSE AND STRUCTURE OF THE OFFER; PLANS FOR THE COMPANY; APPRAISAL
RIGHTS.

  Purpose of the Offer. The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of the Company. The purpose of the Proposed Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, we intend to consummate the Proposed Merger as promptly as practicable. If Purchaser owns 90% or more of each class entitled to vote on the merger (including the Common Shares and the Preferred Shares), following consummation of the Offer, Purchaser intends to consummate the Proposed Merger as a "short-form" merger pursuant to Section 253 of the DGCL. Under such circumstances, neither the approval of any holder of Shares (other than Purchaser) nor the approval of the Company's Board of Directors would be required. Upon consummation of the Proposed Merger, the Company will become a wholly-owned subsidiary of Kingsway.

  If Purchaser owns less than 90% of the outstanding Common Shares or Preferred Shares, following the consummation of the Offer, the Company's Board of Directors will be required to submit the Proposed Merger to the Company's stockholders for approval at a stockholders' meeting convened for that purpose in accordance with Delaware law. If the Minimum Condition and the Delaware Takeover Statute Condition are satisfied, we will, upon consummation of the Offer, have sufficient voting power to ensure approval of the Proposed Merger at the stockholders' meeting without the affirmative vote of any other stockholder. Holders of Warrants are not entitled to vote in connection with the Proposed Merger.

  Under the Company's Bylaws, a special meeting of the Company's stockholders may be called by the holders of not less than a majority of all of the shares entitled to cast votes at the meeting. In addition, any action that may be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if a consent in writing is signed by shareholders representing at least the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. Under the DGCL and the Company's Certificate of Incorporation and Bylaws, the directors of the Company may be removed without cause upon the majority vote of all of the shares entitled to vote generally in the election of directors. Depending upon the Company's response to the Offer, in connection with the Offer and the Proposed Merger, Purchaser may solicit proxies to call a special meeting of the Company's stockholders to consider the removal of the Company's current directors and election of directors nominated by Purchaser. Any such solicitation will be made pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

  The Offer does not constitute a solicitation of proxies for any meeting of the Company's stockholders. Any such solicitation which Purchaser might make would be made only pursuant to separate proxy materials complying with the requirements of the Exchange Act.

  Plans for the Company. The acquisition of the Company will allow Kingsway to expand the product offerings of its insurance subsidiaries. Kingsway may consider expanding the operations of American Country into new markets such as other large urban areas where opportunities exist to market insurance to the taxi and limousine businesses. Such an expansion will require further study and analysis as to the feasibility of competing for business with existing carriers given demand and pricing in other markets.

  Kingsway is studying how the Company's business will be integrated into Kingsway's business. We are in the process of evaluating the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Proposed Merger and will take such actions as we deem appropriate under the circumstances. Except as described above or elsewhere in this Offer to Purchase, we have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the Company's management or any material change in the Company's capitalization or dividend policy. We may, however, vote to replace all but one member of the Company's current Board of Directors. We expect the Board of Directors of the Company following the Proposed Merger to consist of John Dore, the CEO and a current director of the Company, William Star, the President and CEO of Kingsway, Shaun Jackson, the Executive Vice President and CFO of Kingsway, and James Zuhlke, the President of Kingsway America Inc. and a director of Kingsway.

  Appraisal Rights. Appraisal rights are not available in the Offer. If the Proposed Merger is consummated, however, holders of Shares at the effective time of the merger who do not vote in favor of, or consent to, the Proposed Merger will have rights under Section 262 of the DGCL to demand appraisal of their Shares. Under Section 262, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Proposed Merger, and to receive payment of that fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Proposed Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Proposed Merger. Holders of Warrants will not have appraisal rights with respect to those Warrants.

  The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262. Failure to follow the steps Section 262 requires for perfecting appraisal rights may result in the loss of those rights.

13. EFFECT OF THE OFFER ON THE MARKET FOR THE SECURITIES; STOCK EXCHANGE LISTING(S); REGISTRATION UNDER THE EXCHANGE ACT.

  The purchase of Securities by Purchaser pursuant to the Offer will reduce the number of Securities that might otherwise trade publicly and will reduce the number of holders of Common Shares, which could adversely affect the liquidity and market value of the remaining Common Shares held by the public. Because the Preferred Shares and Class A Warrants are also convertible into Common Shares, the purchase of Shares by Purchaser could also adversely affect the liquidity and market value of the remaining Preferred Shares and Class A Warrants not purchased pursuant to the Offer.

  Depending upon the number of Common Shares purchased pursuant to the Offer and the aggregate market value of any Common Shares not purchased pursuant to the Offer, the Common Shares may no longer meet the standards for continued inclusion on the Nasdaq Small Cap Market and may be delisted from the Nasdaq Small Cap Market. The published guidelines of the Nasdaq Small Cap Market indicate that the Nasdaq Small Cap Market would consider delisting the Common Shares, if, among other things, (1) the bid price per Share should fall below $1, (2) the number of round lot holders should fall below 300, (3) the number of publicly held shares (excluding shares held by officers, directors and persons holding more than 10% of the total shares outstanding) should fall below 500,000, (4) the market value of such publicly held shares should fall below $1,000,000, or (5) there should be less than two registered and active market makers for the Common Shares. If any of the foregoing standards are not met, inclusion of the Common Shares on the Nasdaq Small Cap Market could be suspended or terminated.

  To the extent the inclusion of the Common Shares on the Nasdaq Small Cap Market is suspended or terminated, the market for such shares could be adversely affected. If the Nasdaq Small Cap Market were to suspend or terminate inclusion of the Common Shares, it is possible that such Shares would continue to trade in the over-the-counter market and that price quotations for such Shares would be reported by other sources. The extent of the public market for the Common Shares and the availability of such quotations would, however, depend on the number of holders of Common Shares remaining at such time, the interest in maintaining a market in the Common Shares on the part of securities firms, the possible termination of registration of the Common

Shares under the Exchange Act (as described below) and other factors. Purchaser cannot predict whether the reduction in the number of Common Shares that might otherwise trade publicly, if any, effected by the Offer would have an adverse or beneficial effect on the market price for or marketability of the Common Shares or whether it would cause future market prices to be greater or less than the price per Common Share to be paid in the Proposed Merger.

  The Common Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Common Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Securities could no longer be used as collateral for loans made by brokers.

  The Common Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Common Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Common Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Common Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended. If registration of the Common Shares under the Exchange Act were terminated, such Shares would no longer be "margin securities" or be eligible for reporting on the National Association of Securities Dealers Automated Quotation System.

  The Preferred Shares and the Class A Warrants are not registered under the Exchange Act, and are not "margin securities."

14.DIVIDENDS AND DISTRIBUTIONS.

  If on or after the date of this Offer to Purchase, the Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on the date of this Offer to Purchase of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to our rights under "The Offer--Conditions to the Offer," we may, in our sole discretion, make such adjustments in the purchase price and other terms of the Offer as we deem appropriate including the number or type of securities to be purchased.

  If on or after the date of this Offer to Purchase, the Company should declare or pay any cash dividend on the Shares (other than regular quarterly cash dividends on the Preferred Shares in an amount not to exceed 6% per annum per share) or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, without prejudice to our rights under "The Offer--Conditions to the Offer,"
(1) we may, in our sole discretion, reduce the purchase price per share by the amount of any such cash dividend or cash dividend and (2) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will be received and held by such tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each such tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount of value thereof, as determined by the Purchaser in its sole discretion.

15.CONDITIONS TO THE OFFER.

  Notwithstanding any other provision of the Offer, we are not required to accept for payment or pay for any Securities, and we may terminate the Offer, if:

  (1) prior to the Expiration Date, any of the Minimum Condition, the Delaware Takeover Statute Condition, or the Insurance Regulatory Approval Condition, has not, in Kingsway's sole discretion, been satisfied; and

  (2) at any time on or after the date of this Offer to Purchase and prior to the Expiration Date, any of the following conditions exists:

    (a) there shall have been any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Proposed Merger by any court of competent jurisdiction or other competent governmental or regulatory authority which, directly or indirectly, (1) prohibits, or imposes any material limitations on, Kingsway's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of any portion of their or the Company's businesses or assets which is material to the business of all such entities taken as a whole, or compels Kingsway or Purchaser (or their respective subsidiaries or affiliates) to dispose of or hold separate any portion of their or the Company's business or assets which is material to the business of all such entities taken as a whole, (2) prohibits, restrains or makes or seeks to make illegal the acceptance for payment, payment for or purchase of Securities pursuant to the Offer or the consummation of the Proposed Merger, (3) imposes material limitations on the ability of Purchaser or Kingsway (or any of their respective subsidiaries or affiliates) effectively to acquire or to hold or to exercise full rights of ownership of the Shares purchased pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the Company's stockholders, (4) imposes material limitations on the ability of Purchaser or Kingsway (or any of their respective subsidiaries or affiliates) effectively to control in any material respect any material portion of the business, assets, liabilities, capitalization, stockholder's equity, condition (financial or otherwise), licenses or franchises or results of operations of the Company and its subsidiaries taken as a whole, (5) seeks to require divestiture by Kingsway, Purchaser or any affiliate of Kingsway of any Security, (6) in the sole discretion of Kingsway, imposes or seeks to impose any material condition to the Offer which is unacceptable to Kingsway or Purchaser, (7) in the sole discretion of Kingsway, might result in a diminution of the value of the Securities or the benefits expected to be derived by Kingsway as a result of the Offer or the Proposed Merger, (8) restrains or prohibits or seeks to restrain or prohibit the performance of any of the contracts or other arrangements entered into by Kingsway, Purchaser or any of their affiliates in connection with the acquisition of the Company or obtains or seeks to obtain any material damages or otherwise directly or indirectly relates to the Offer, or (9) otherwise materially adversely affects the Company and its subsidiaries or Kingsway or any of its Subsidiaries, including Purchaser, taken as a whole;

    (b) there shall be threatened, instituted or pending any action, suit, proceeding, application or counterclaim brought by a governmental or regulatory authority or by any other person, domestic or foreign (whether brought by the Company, an affiliate of the Company, or any other person) (1) challenging or seeking to make illegal the acquisition by Kingsway or Purchaser of Securities or otherwise seeking to restrain, delay or prohibit the making or consummation of the Offer, the

       Proposed Merger or any other subsequent business transaction with the Company, (2) challenging or seeking to, or which is reasonably likely to, make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, including any such requirements under Illinois law, in addition to those required by the federal securities laws and the DGCL (each as in effect on the date of this Offer to Purchase), in connection with making the Offer, the acceptance for payment of, or payment for, any Securities by Purchaser or any other affiliate of Kingsway of the Proposed Merger or other business combination with the Company, or seeking to obtain material damages in connection therewith, or (3) that could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (1) through (9) of paragraph (a) above;

    (c) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market in excess of one day, (2) a commencement of a war, armed hostilities, terrorist attacks or other international or national calamity directly or indirectly involving the United States or Canada,
        (3) any limitation (whether or not mandatory) by any United States governmental or regulatory authority on the extension of credit by banks or other financial institutions, (4) any change deemed material in the sole discretion of Kingsway and the Purchaser in the market price of the Common Shares or in the securities or financial markets in the United States or (5) in the case of any of the foregoing (other than clause (4)) existing at the time of the Offer, a material acceleration or worsening thereof;

    (d) there shall have been any change, event or development having, or that could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole;

    (e) Kingsway, Purchaser and the Company shall have agreed that Purchaser shall amend the Offer to terminate the Offer or postpone the payment for Securities thereunder;

    (f) any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Kingsway, Purchaser, any of their affiliates, or any group of which any of them is a member shall have acquired beneficial ownership of more than 5% of the outstanding Common Shares, or any group shall have been formed which beneficially owns more than 5% of the outstanding Common Shares, in each case other than any person or group that has disclosed such ownership prior to the date of the Offer, and no such person (other than Kingsway, Purchaser, any of their affiliates, or any group of which any of them is a member) or group shall have increased its beneficial ownership in the Company by more than 1% of the outstanding Common Shares or shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or made a public announcement reflecting an intent to acquire the Company or any subsidiaries or material assets of the Company;

    (g) the Company or any of its subsidiaries shall have, directly or indirectly:

      . split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Common Shares or the Preferred Shares or its capitalization;

      . acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities of the Company;

      . issued, pledged, sold, authorized, proposed or announced the issuance, distribution or sale of, additional Shares (other than the issuance of Common Shares upon exercise or conversion of options, Class A Warrants, Common Warrants or Preferred Shares outstanding prior to the date of this Offer to Purchase, in accordance with the terms of such options, warrants and Preferred Shares as such terms have been publicly disclosed prior to the date of this Offer to

         Purchase), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing;

      . declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company or issued, authorized, recommended or proposed the issuance or payment of any distribution (other than regular quarterly cash dividends on the Preferred Shares in an amount not to exceed 6% per annum per share);

      . altered or proposed to alter any material term of any outstanding security of the Company or any of its subsidiaries;

      . incurred any debt other than in the ordinary course of business and consistent with past practices or any debt containing burdensome covenants;

      . authorized, recommended, proposed or entered into an agreement, agreement in principle or arrangement or understanding with respect to any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual right, any material change in the Company's capitalization, or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business;

      . authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement, arrangement or understanding with any person or group that, in the sole judgment of Purchaser, could adversely affect either the value of the Company or any of its subsidiaries, joint ventures or partnerships or the value of the Shares to Kingsway or Purchaser;

      . transferred into escrow any amounts required to fund any existing benefit, employment or severance agreement with any of the Company's employees other than in the ordinary course of business and consistent with past practice, or entered into or amended any employment, change in control, severance, executive compensation or similar agreement, arrangement or plan with or for the benefit of any of its employees, consultants or directors, or made grants or awards thereunder, other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to any such persons;

      . except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or Purchaser shall have become aware of any such action that was not disclosed in publicly available filings prior to the date of this Offer to Purchase;

      . amended or authorized or proposed any amendment to the Company's Certificate of Incorporation or Bylaws or those of any of its subsidiaries, or Purchaser shall have become aware that the Company or any of its subsidiaries shall have proposed or adopted any such amendment that was not disclosed in publicly available filings prior to the date of this Offer to Purchase;

      . issued, sold, or authorized or announced or proposed the issuance of or sale to any person of any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or incurred or announced its intention to incur any debt otherwise than in the ordinary course of business and consistent with past practice; or

      . agreed in writing or otherwise to take any of the forgoing actions or Kingsway or Purchaser shall have learned about any such action which has not previously been publicly disclosed by the Company and also set forth in filings with the SEC;

    (h) any required approval, permit, authorization or consent of any governmental authority or agency (including those described or referred to in "The Offer--Certain Legal Matters; Regulatory Approvals") shall not have been obtained on terms satisfactory to Kingsway in its sole discretion;

    (i) Kingsway or Purchaser shall have reached an agreement or understanding with the Company providing for termination of the Offer, or Kingsway, Purchaser or any other subsidiary of Kingsway shall have entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company;

    (j) (1) any covenant, term or condition in any of the Company's or any of its subsidiaries', joint ventures' or partnerships' instruments, licenses, or agreements is or may be materially adverse to the value of the Securities in the hands of Purchaser (including, but not limited to, any event of default that may ensue as a result of the consummation of the Offer or the Proposed Merger or the acquisition by Kingsway of control of the Company) or (2) any material contractual right, intellectual property or supply agreement of the Company or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or any material amount of indebtedness of the Company or any of its subsidiaries, joint ventures or partnerships shall become accelerated or otherwise become due before its stated due date, in either case, with or without notice or the lapse of time or both, as a result of the Offer or the Proposed Merger; or

    (k) Kingsway or Purchaser shall not have obtained any waiver, consent, extension, approval, action or non-action from any governmental authority or any agency, which is necessary to consummate the Offer;

which, in the reasonable judgment of Kingsway or Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Kingsway or Purchaser or any of their affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment.

  Matters relating to the Insurance Regulatory Approval Condition and the Delaware Takeover Statute Condition are described in more detail below under "The Offer--Certain Legal Matters; Regulatory Approvals."

  The foregoing conditions are for the sole benefit of Kingsway and Purchaser and may be asserted by Kingsway or Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Kingsway or Purchaser in whole or in part at any time and from time to time in their reasonable discretion. The failure by Kingsway or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Kingsway or Purchaser concerning the events described in "The Offer--Conditions to the Offer" will be final and binding on all parties.

16.CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

  General. Except as set forth below, we are not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by our acquisition of Securities pursuant to the Offer or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Securities pursuant to the Offer. In particular, based upon the anticipated size of the transaction, we do not believe that any notice filing is required under the HSR Act. Should any such approval or other action be required, we currently contemplate that, such approval or other action will be sought. However, we do not intend to delay the purchase of Securities tendered pursuant to the Offer pending the outcome of any action or the receipt of any such approval except as set forth below. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Securities is subject to certain conditions. See "The Offer-- Conditions to the Offer."

  The Insurance Regulatory Approval Condition. Consummation of the Offer is conditioned upon Kingsway and Purchaser having obtained all insurance regulatory approvals necessary for their acquisition of control over the Company and its insurance subsidiaries on terms and conditions satisfactory to Kingsway and Purchaser, in their sole discretion.

  According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and other publicly available documents, the Company, directly or through its subsidiaries, owns American Country, an Illinois domiciled property and casualty insurance company. Accordingly, the acquisition of Shares pursuant to the Offer will require filings with, and the approval of, the Illinois Director of Insurance (the "Insurance Director").

  The Illinois Insurance Code and the rules that have been promulgated thereunder contain provisions applicable to the acquisition of "control" of a domestic insurer, including a presumption of control that arises from the ownership of 10% or more of the voting securities of a domestic insurer or of a person that controls a domestic insurer. For purposes of the Illinois Insurance Code, Kingsway owns approximately 9.92% of the voting securities of the Company. Any person seeking to acquire voting securities, such as the Shares, in an amount that would result in such person controlling, directly or indirectly, a domestic insurer must file with the Insurance Director an application for approval of acquisition of control (known as a "Form A") containing certain information and send a copy of the Form A to the domestic insurer. Promptly following the date of this Offer to Purchase, Kingsway and Purchaser will make the Form A filing, including a copy of this Offer to Purchase and other related information with respect to the Offer, with the Insurance Director and will send copies thereof to American Country.

  The Insurance Director may, at his discretion, hold public hearings regarding a Form A filing, provided the public hearing is held within 60 calendar days after a Form A filing is complete and the Insurance Director renders his decision within 30 days after the hearing. The Insurance Director has discretion to request that additional information be furnished before he deems the Form A filing complete. The Illinois Insurance Code provides certain statutory standards for the approval or the disapproval of the acquisition of control of the Company. The Illinois Insurance Code, however, permits the Insurance Director discretion in determining whether such standards have been met.

  The Delaware Takeover Statute Condition. The Offer is subject to the condition that Kingsway and the Purchaser shall be satisfied, in their sole discretion, that the restrictions on business combinations contained in the Delaware Takeover Statute would not apply to Kingsway or the Purchaser in connection with the Offer or the Proposed Merger (as a result of action by the Company's board of directors, the ownership by Kingsway upon consummation of the Offer of at least 85% of the outstanding voting stock of the Company (other than shares held by directors who are also officers and certain employee stock plans of the Company) or otherwise).

  The Delaware Takeover Statute, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an interested stockholder unless:
(a) prior to the time such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer ("Eligible Voting Stock"); or (c) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

  Consequently, under the Delaware Takeover Statute, unless the Company's board of directors approves the Offer and the Proposed Merger in advance of the consummation of the Offer or Kingsway and the Purchaser acquire at least 85% of the Eligible Voting Stock upon consummation of the Offer, the Proposed Merger could not occur for three years unless it is approved by the Company's board of directors and the holders of at least 66 2/3% of the Shares that were not tendered in the Offer or owned by Kingsway or the Purchaser.

  Based upon a review of publicly available documents, we do not believe that the Company has any employee benefit plans under which participants would not have the right to determine whether the Shares held subject to such plans will be tendered in a tender or exchange offer. If the Company does have such plans, Shares held subject to such plans will not be considered for purposes of determining whether Kingsway acquires 85% of the Eligible Voting Stock of the Company. Also based upon a review of publicly available documents, we believe that John A. Dore, the chief executive officer and a director of the Company, owns 521,096 Common Shares, or approximately 4.6% of the outstanding voting stock of the Company. Because he is both an officer and a director of the Company, shares owned by him will be excluded from the determination of the number of shares outstanding for purposes of meeting the 85% ownership threshold under the Delaware Takeover Statute.

  Kingsway is hereby requesting that the Company's board of directors adopt a resolution approving the Offer and the Proposed Merger for purposes of the Delaware Takeover Statute. Under the circumstances of the Offer and under applicable law, Kingsway believes that the Company's board of directors is obligated by its fiduciary responsibilities to approve, pursuant to the Delaware Takeover Statute, the acquisition of the Shares pursuant to the Offer and the Proposed Merger. However, there can be no assurance that the Company's board of directors will do so. If the Company's board of directors does not so approve the Offer and the Proposed Merger but upon consummation of the Offer Kingsway and the Purchaser together own at least 85% of the Eligible Voting Stock of the Company, then the restrictions on business combinations contained in the Delaware Takeover Statute would not be applicable. As indicated above, any action by Kingsway and the Purchaser to change the composition of the Company's board of directors would be intended, subject to relevant fiduciary duties, to result in the reconstituted board of directors taking action to approve the Proposed Merger in order to satisfy (in conjunction with the required shareholder approval) the Delaware Takeover Statute Condition.

  The foregoing description of the Delaware Takeover Statute does not purport to be complete and is qualified in its entirety by reference to the provisions of the Delaware Takeover Statute.

  Other State Takeover Laws. The Company is incorporated under the laws of the State of Delaware and its operations are conducted throughout the United States. A number of states have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes purport to apply to the Offer or the Proposed Merger, we believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeover of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United State Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

  Except as described herein, we have not attempted to comply with any state takeover statutes in connection with this Offer or the Proposed Merger. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Proposed Merger, and nothing in this Offer to Purchase nor any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Proposed Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Proposed Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. See "The Offer-- Conditions to the Offer."

  Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Proposed Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of their Shares in connection with the Proposed Merger. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Proposed Merger, and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Proposed Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Proposed Merger. Holders of Warrants will not have appraisal rights with respect to those Warrants.

  Delaware Law. The Proposed Merger also would need to comply with other applicable procedural and substantive requirements of Delaware law. Several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties.

17.FEES AND EXPENSES.

  Kingsway and the Purchaser have engaged Advest, Inc. as the Dealer Manager in connection with the Offer. Advest, Inc. will receive $125,000 upon commencement of the Offer, and an additional $100,000 upon certain conditions being met, for its services as Dealer Manager and will be reimbursed for its out-of-pocket expenses. Kingsway and the Purchaser will indemnify Advest, Inc. and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

  Kingsway has retained Mellon Investor Services LLC to act as the Information Agent and LaSalle Bank National Association to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares and Warrants by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

  We will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Securities pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.MISCELLANEOUS.

  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Securities in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Securities in such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of Purchaser or Kingsway not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

  We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in "The Offer--Certain Information Concerning the Company-- Available Information" of this Offer to Purchase.

                                       KINGSWAY FINANCIAL SERVICES INC.

                                       KFS ACQUISITION CORP.

February 27, 2002

                                  SCHEDULE I

          DIRECTORS AND EXECUTIVE OFFICERS OF KINGSWAY AND PURCHASER

  The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Kingsway are set forth below. References herein to "Kingsway" mean Kingsway Financial Services Inc. The business address of each director and officer is c/o Kingsway Financial Services Inc., 5310 Explorer Drive, Mississauga Ontario L4W 5H8, Canada, except that Mr. Zuhlke's business address is c/o Kingsway America Inc., 1515 Woodfield Road, Suite 820, Schaumburg, Illinois 60173. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Kingsway. None of the directors and officers of Kingsway listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

                                                    PRESENT PRINCIPAL
                                                    OCCUPATION AND FIVE YEAR
 NAME              TITLE                CITIZENSHIP EMPLOYMENT HISTORY
 ----              -----                ----------- ------------------------
 William G. Star   President, Chief       Canada    Mr. Star has been the
                   Executive Officer,               President and Chief
                   Director                         Executive Officer of
                                                    Kingsway or its
                                                    predecessor since
                                                    October 1986 and a
                                                    director of Kingsway
                                                    since 1989.
 W. Shaun Jackson  Executive Vice         Canada    Mr. Jackson has been the
                   President, Chief                 Executive Vice President
                   Financial Officer                and Chief Financial
                                                    Officer of Kingsway
                                                    since March 1995. Prior
                                                    to his arrival at
                                                    Kingsway, Mr. Jackson
                                                    had been Manager,
                                                    Special Projects at
                                                    Polaris Realty in
                                                    Toronto, Ontario and
                                                    Senior Manager at KPMG
                                                    in Toronto and Bermuda.
 G. Steven Smith   Vice President         Canada    Mr. Smith has been Vice
                                                    President of Kingsway
                                                    since May 1991. Prior to
                                                    joining Kingsway, he
                                                    held management
                                                    positions at a Heritage
                                                    General Insurance Co.,
                                                    Upper Canada Insurance
                                                    Co. and Ontario General
                                                    Insurance Co.
 Frank A. Amodeo   Vice President         Canada    Mr. Amodeo has been Vice
                                                    President of Kingsway
                                                    since July 2001. Prior
                                                    to joining Kingsway, he
                                                    acted as Vice President
                                                    and General Manager of
                                                    Winterthur International
                                                    (The Citadel General
                                                    Assurance) in Toronto,
                                                    Ontario.
 Michelle S. Gobin Assistant Vice         Canada    Ms. Gobin has been the
                   President, Treasurer             Assistant Vice President
                                                    and Treasurer of
                                                    Kingsway since November
                                                    1997. Before coming to
                                                    Kingsway, Ms. Gobin was
                                                    Manager, Finance
                                                    Operations for The
                                                    Dominion of Canada
                                                    General Insurance
                                                    Corporation in Toronto,
                                                    Ontario. Prior to that,
                                                    she was a senior
                                                    accountant with KPMG in
                                                    Toronto.

                                                  PRESENT PRINCIPAL
                                                  OCCUPATION AND FIVE YEAR
 NAME                TITLE            CITIZENSHIP EMPLOYMENT HISTORY
 ----                -----            ----------- ------------------------
 James R. Zuhlke     President,         USA       Mr. Zuhlke has been
                     Kingsway America             President of Kingsway
                     Inc., Director               America Inc. since April
                                                  1998. Prior to that, he
                                                  was President of J.R.
                                                  Zuhlke & Associates, a
                                                  consulting firm,
                                                  commencing October 1997.
                                                  Prior to that Mr. Zuhlke
                                                  held the position of
                                                  President of Intercargo
                                                  Corporation. He has been
                                                  a director of Kingsway
                                                  since 1989.
 Thomas A. DiGiacomo Director           Canada    Mr. DiGiacomo has been a
                                                  director of Kingsway
                                                  since 1995. He is also
                                                  presently the President
                                                  of Tadico Limited in
                                                  Toronto, Ontario.
 David H. Atkins     Director           Canada    Mr. Atkins has been a
                                                  director of Kingsway
                                                  since 1999. He has been a
                                                  Senior Advisor to Lang,
                                                  Michener, Barristers and
                                                  Solicitors, in Toronto,
                                                  Ontario since 1999. Prior
                                                  to that, Mr. Atkins was a
                                                  Senior Partner with
                                                  Coopers & Lybrand (now
                                                  PricewaterhouseCoopers)
                                                  in Toronto.
 Bernard Gluckstein  Director           Canada    Mr. Gluckstein has been a
                                                  director of Kingsway
                                                  since 1989. Since 1962,
                                                  Mr. Gluckstein has also
                                                  been a Partner with
                                                  Gluckstein & Associates
                                                  in Toronto, Ontario.
 John L. Beamish     Director           Canada    Mr. Beamish has been a
                                                  director of Kingsway
                                                  since 1998. He was self-
                                                  employed from 1994 to
                                                  1998, and is presently
                                                  retired.
 F. Michael Walsh    Director           Canada    Mr. Walsh has been a
                                                  director of Kingsway
                                                  since 2000. He has been a
                                                  private investor since
                                                  January 2000. Prior to
                                                  that, Mr. Walsh was
                                                  Senior Vice President,
                                                  Secretary and Director of
                                                  First Marathon Securities
                                                  Limited (now National
                                                  Bank Financial) and Vice
                                                  President and Secretary
                                                  of First Marathon Inc.
 James P. Corcoran   Director           USA       Mr. Corcoran joined
                                                  Kingsway's Board of
                                                  Directors in February
                                                  2002. Since September
                                                  2001, Mr. Corcoran has
                                                  been a partner in
                                                  Insurance Investment
                                                  Associates, a consulting
                                                  firm specializing in
                                                  insurance matters. Prior
                                                  to that, he was Executive
                                                  Vice President of
                                                  American General, a
                                                  financial holding
                                                  company, from September
                                                  1999 to September 2001.
                                                  From 1997 to 1999, he was
                                                  a partner in the law firm
                                                  of Winston & Strawn.
                                                  Before that, he was a
                                                  partner at Cadwalader,
                                                  Wickersham & Taft, after
                                                  serving as Superintendent
                                                  of Insurance for the
                                                  State of New York for
                                                  seven years.
 James Brian Reeve   Director           Canada    Mr. Reeve joined
                                                  Kingsway's Board of
                                                  Directors in February
                                                  2002. He is currently a
                                                  partner with the law firm
                                                  of Cassels Brock &
                                                  Blackwell LLP, a position
                                                  he has held since 1988.
                                                  Mr. Reeve currently also
                                                  serves on the boards of
                                                  two of Kingsway's
                                                  subsidiaries.

  The name and position with Purchaser of each director and officer of Purchaser are set forth below. The business address, Kingsway principal occupation or employment, five-year employment history and citizenship of each such person is set forth above.

NAME              TITLE
----              -----
William G. Star   President and Director
W. Shaun Jackson  Treasurer
James R. Zuhlke   Secretary

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      AND
        ALL OUTSTANDING SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK
                                      AND
            ALL OUTSTANDING CLASS A COMMON STOCK PURCHASE WARRANTS

                                      OF
                        AMERICAN COUNTRY HOLDINGS INC.

                                      AT
                          $2.10 NET PER COMMON SHARE

                      $12.00 NET PER PREFERRED SHARE AND

             $0.175 NET PER CLASS A COMMON STOCK PURCHASE WARRANT

                                      BY

                            KFS ACQUISITION CORP.,

                         A WHOLLY-OWNED SUBSIDIARY OF

                       KINGSWAY FINANCIAL SERVICES INC.

The Letter of Transmittal and certificates for Shares or Warrants and any other required documents should be sent to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                       LASALLE BANK NATIONAL ASSOCIATION

                          By Facsimile Transmission:

                                (312) 904-2236

                             Confirm by Telephone:

                                (312) 904-2312

     By Mail or Overnight Courier:              By Hand in New York:

   LaSalle Bank National Association            The Bank of New York
       135 South LaSalle Street                 ATTN: Rolando Salazar
               Room 1811                     15 Broad Street, 16th Floor
        Chicago, Illinois 60603               New York, New York 10286

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                         MELLON INVESTOR SERVICES LLC

                           44 Wall Street, 7th Floor
                           New York, New York 10005
                         Call Toll Free (888) 509-7935

                     The Dealer Manager for the Offer is:
                                 ADVEST, INC.

                             One Rockefeller Plaza
                           New York, New York 10020
                         Attention: Alexander M. Clark
                           Telephone: (212) 484-3885
                                      or
                         E-mail: alex.clark@advest.com